Exhibit 99.1

NuStar GP Holdings, LLC Reports Second Quarter 2011 Earnings

Quarterly Distribution Increased 7.6% over Second Quarter 2010

SAN ANTONIO, July 29, 2011 – NuStar GP Holdings, LLC (NYSE: NSH) today announced that its board of directors has declared a second quarter 2011 distribution of $0.495 per unit. This quarterly distribution is $0.035 per unit, or 7.6 percent, higher than the $0.46 distribution for the second quarter of 2010 and $0.015 per unit, or 3.1%, higher than the first quarter 2011 distribution of $0.48 per unit. The second quarter 2011 distribution will be paid on August 16, 2011, to holders of record as of August 9, 2011.

Distributable cash flow available to unitholders for the second quarter of 2011 was $21.0 million, or $0.49 per unit, compared to $20.0 million, or $0.47 per unit, for the second quarter of 2010.

Second quarter 2011 net income was $22.1 million, or $0.52 per unit, compared to $30.9 million, or $0.73 per unit, for the second quarter of 2010.

“NuStar GP Holdings, LLC’s 2011 distributable cash flow results should benefit from NuStar Energy L.P.’s projections that 2011 EBITDA and distributable cash flow will exceed 2010 results,” said Curt Anastasio, Chief Executive Officer and President of NuStar Energy L.P. and NuStar GP Holdings, LLC.

A conference call with management is scheduled for 10:00 a.m. ET (9:00 a.m. CT) today, July 29, 2011, to discuss the financial results for the second quarter of 2011. Investors interested in listening to the presentation may call 800/622-7620, passcode 76735865. International callers may access the presentation by dialing 706/645-0327, passcode 76735865. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 76735865. A live broadcast of the conference call will also be available on the company’s Web site at www.nustargpholdings.com.

NuStar GP Holdings, LLC is a publicly traded limited liability company that owns the two percent general partner interest, a 15.5 percent limited partner interest and the incentive distribution rights in NuStar Energy L.P., one of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation with operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey. For more information, visit NuStar GP Holdings, LLC’s Web site at www.nustargpholdings.com.

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This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the company’s beliefs as well as assumptions made by and information currently available to the company. These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2010 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar GP Holdings, LLC

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Statement of Income Data:
Equity in earnings of NuStar Energy L.P.	$22,919	$23,810	$34,261	$33,111

General and administrative expenses	(742)	(657)	(1,486)	(1,450)
Other (expense) income, net	(46)	7,895	(665)	8,020
Interest expense, net	(165)	(339)	(343)	(657)

Income before income tax benefit	21,966	30,709	31,767	39,024
Income tax benefit	95	177	477	355

Net income	$22,061	$30,886	$32,244	$39,379

Basic net income per unit	$0.52	$0.73	$0.76	$0.93

Equity in Earnings of NuStar Energy L.P.:
General partner interest	$1,673	$1,821	$2,071	$2,059
General partner incentive distribution	8,963	8,369	17,531	16,168

General partner’s interest in earnings and incentive distributions of NuStar Energy L.P.	10,636	10,190	19,602	18,227
Limited partner interest in earnings of NuStar Energy L.P.	13,004	14,341	16,101	16,326
Amortization of step-up in basis related to NuStar Energy L.P.’s assets and liabilities	(721)	(721)	(1,442)	(1,442)

Equity in earnings of NuStar Energy L.P.	$22,919	$23,810	$34,261	$33,111

Distributable Cash Flow (Note 1):
Cash distributions from NuStar Energy L.P. associated with:
General partner interest	$1,627	$1,576	$3,219	$3,043
General partner incentive distribution	8,963	8,369	17,531	16,168
Limited partner interest - common units	11,213	10,867	22,235	21,772

Total distributions from NuStar Energy L.P.	21,803	20,812	42,985	40,983
Deduct expenses of NuStar GP Holdings, LLC:
General and administrative expenses	(742)	(657)	(1,486)	(1,450)
Income tax benefit	95	177	477	355
Interest expense, net	(165)	(339)	(343)	(657)

Distributable cash flow	$20,991	$19,993	$41,633	$39,231

Weighted average number of common units outstanding	42,544,659	42,514,494	42,544,659	42,514,494

Distributable cash flow per unit	$0.49	$0.47	$0.98	$0.92

Cash distributions to be paid to the unitholders of NuStar GP Holdings, LLC:
Distribution per unit	$0.495	$0.460	$0.975	$0.910

Total distribution	$21,059	$19,556	$41,481	$38,688

NuStar GP Holdings, LLC

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars)

Notes:

1.	NuStar GP Holdings, LLC utilizes distributable cash flow as a financial measure, which is not defined in United States generally accepted accounting principles. Management uses this financial measure because it is a widely accepted financial indicator used by investors to compare general partner performance. In addition, management believes that this measure provides investors an enhanced perspective of the ability to make a minimum quarterly distribution. Distributable cash flow is not intended to represent cash flows for the period, nor is it presented as an alternative to net income. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to distributable cash flow and net cash provided by operating activities:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net Income	$22,061	$30,886	$32,244	$39,379
Less equity in earnings of NuStar Energy L.P.	(22,919)	(23,810)	(34,261)	(33,111)
Plus cash distributions from NuStar Energy L.P.	21,803	20,812	42,985	40,983
Other expense (income), net	46	(7,895)	665	(8,020)

Distributable cash flow	20,991	19,993	41,633	39,231
Less cash distributions from NuStar Energy L.P.	(21,803)	(20,812)	(42,985)	(40,983)
Plus distributions of equity in earnings of NuStar Energy L.P.	22,919	23,810	34,261	33,111
Net effect of changes in operating accounts	1,222	(37)	307	(1,951)

Net cash provided by operating activities	$23,329	$22,954	$33,216	$29,408